UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

FORM 12b-25
NOTIFICATION OF LATE FILING                          SEC FILE NUMBER 0-10104
(Check One):   Form 10-K   Form 20-F   Form 11-K  XX Form 10-Q    Form N-SAR

          For Period ended:September 30, 1998

          [] Transition Report on Form 10-K
          [] Transition Report on Form 20-F
          [] Transition Report on Form 11-K
          [] Transition Report on Form 10-Q
          [] Transition Report on Form N-SAR
  For the Transition Period Ended:

 Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I  REGISTRANT INFORMATION

Full Name of Registrant  La Teko Resourcues Ltd.
-------------------------------------------------------------------------------

Former Name if Applicable     n/a
-------------------------------------------------------------------------------

Address of Principal Executive Office (Street and Number)625 Howe Street,
                                      Suite 500
-------------------------------------------------------------------------------
City, State and Zip Code      Vancouver, British Columbia, Canada V6C 2T6
-------------------------------------------------------------------------------

PART II / RULES 12b-25(b) AND c
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   (b)  The subject annual report, semi-annual report, transition report on
x Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; of the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
   (c)   The accountant's statement or other exhibit required by Rule 12b-
   25c has been attached if applicable.

PART III  NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Recent efforts have focused on negotiating the definitive agreements with Kinross Gold Corporation referred to in the report on Form 8-K for October 14, 1998, and the related issues have made it practicably impossible to complete the report when due.

(Attach Extra Sheets if Needed)
SEC 1344 (6/93)

PART IV OTHER INFORMATION
(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
   Gerald G. Carlson         (604)         688-0833
   ------------------     -----------  ----------------------
       (Name)             (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
  x Yes   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
  Yes     x No

  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           La Teko Resources Ltd.
                  ------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date November 16, 1998           By /s/ Gerald G. Carlson, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.